Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

HESKA CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	Equity	Common Stock, par value $0.01	Rule 457(c)	91,039	(1)	$126.87	(2)	$11,550,117.93	0.0000927	$1,070.70
Fees Previously Paid	N/A	N/A	N/A	N/A		N/A		N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A				N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts							$11,550,117.93		$1,070.70
	Total Fees Previously Paid									N/A
	Total Fee Offsets									N/A
	Net Fee Due									$1,070.70

(1)
This Registration Statement registers 91,039 shares of common stock of the Registrant that may become issuable to certain selling stockholders identified in the prospectus as earn-out payments pursuant to the terms of a sale and purchase agreement, contingent upon the achievement of milestones specified therein. The actual number of shares issued to the selling stockholders as earn-out payments, if any, could materially vary depending on whether and to what extent the applicable future milestones are achieved. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2)	Pursuant to Rule 457(c), calculated on the basis of the average of the high and low trading prices of the Registrant’s common stock reported on The Nasdaq Capital Market on February 11, 2022.